EXHIBIT 99.1

VERSO NAMES ALLEN CAMPBELL AS CHIEF FINANCIAL OFFICER
MEMPHIS, Tenn. (September 8, 2015) - Verso Corporation (NYSE:VRS) today announced that Allen Campbell will become its Senior Vice President and Chief Financial Officer effective upon the commencement of his employment with Verso on September 21, 2015. Campbell has over 30 years of financial leadership experience in industrial manufacturing, including 10 years as the chief financial officer of Cooper-Standard Holdings Inc. (NYSE), the parent company of Cooper-Standard Automotive Inc., a leading global supplier of systems and components for the automotive industry.
“Allen is a strategic thinker and disciplined business leader with the knowledge, skills and experience to help Verso move through today’s challenging market to a more successful future,” said Verso President and CEO David J. Paterson. “Verso is pleased to welcome him to our senior leadership team.”
At Cooper Standard, Campbell has been the Executive Vice President and Chief Infrastructure Officer since March 2015, and he previously served as the Executive Vice President and Chief Financial Officer from 2005 to March 2015 and in other financial and corporate leadership roles of increasing responsibility from 1998 to 2004. He previously worked at The Dow Chemical Company from 1980 to 1998 in various financial and accounting positions. Campbell has a bachelor’s degree from Ball State University and an MBA in Finance from Xavier University.
About Verso
Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance.  The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results.  Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all.  Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products.  This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users.  For more information, visit us online at versoco.com.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Investor contact:
901-369-4128
Investor.Relations@versoco.com

Media contacts:
Kathi Rowzie
Vice President, Communications and Public Affairs
901-369-5800
kathi.rowzie@versoco.com

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